UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 12, 2006
Motorola, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7221 (Commission File Number)	36-1115800 (I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois (Address of Principal Executive Offices)	60196 (Zipcode)
(847) 576-5000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     Approval of Motorola 2006 Incentive Plan
     On February 12, 2006, the Compensation and Leadership Committee (the “Compensation Committee”) of the Board of Directors of the Company approved the Motorola 2006 Incentive Plan (“MIP”) which is filed with this report as Exhibit 10.31. Below is a summary of the MIP, which is qualified in its entirety by reference to the full text of the MIP
     The MIP has been established to retain employees through competitive rewards, attract premier talent, align individual efforts with business goals, and reward employees for strong business performance. The MIP, which replaces the Motorola 2005 Incentive Plan, is based on successive calendar year performance periods commencing January 1, 2006. The Plan is being implemented pursuant to the terms and conditions of the Motorola Omnibus Incentive Plan of 2003, or its successor.
     All full-time or part-time Motorola employees in participating organizations and on the payroll of a participating country, other than participants in other annual group incentive or bonus plans, may participate in the MIP. The named executive officers may participate in the MIP.
     A target award is established for each participant at the beginning of a plan year based on a percentage of the participant’s eligible earnings ranging from 0 to 135%. The award earned will be based on the achievement of stated business performance goals and individual performance goals determined by the Compensation Committee. Business performance will be measured with respect to operating earnings, operating cash flow, revenue growth, quality and such other factors as may be determined by the Compensation Committee. Awards will be calculated after the close of each plan year on which the awards are based. All earned awards will be paid in cash as soon as administratively practicable following the close of a plan year.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
          The following is filed as an Exhibit to this Report.

Exhibit No.	Document
10.31	Motorola 2006 Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.

Dated: February 16, 2006	By: /s/ Ruth A. Fattori

	[Name]	Ruth A. Fattori
	[Title]	Executive Vice President, Human Resources

EXHIBIT INDEX

EXHIBIT No.	DOCUMENT
10.31	Motorola 2006 Incentive Plan